Exhibit 99.1

Anthony Pompliano Strikes $1 Billion Merger to Create ProCap Financial; Raises Over $750M in Largest Initial Fundraise in History for Public Bitcoin Treasury Company

●	ProCap Financial to strategically acquire bitcoin and generate revenue and profits from its bitcoin holdings

●	Equity investors have immediate exposure to bitcoin based on structure of financing transactions

●	Columbus Circle Capital Corp. I (NASDAQ: CCCM) to take ProCap Financial public

New York, NY, June 23, 2025 (GLOBE NEWSWIRE) -- American investor and entrepreneur Anthony Pompliano today announced that ProCap BTC, LLC, a bitcoin-native financial services firm, has entered into a definitive agreement for a business combination with Columbus Circle Capital Corp. I (NASDAQ: CCCM), a SPAC sponsored by a controlled subsidiary of Cohen & Company, Inc.

At the closing of the proposed business combination, the combined company will operate as ProCap Financial, Inc., with up to $1 billion in bitcoin on its balance sheet. Entities in the proposed transaction raised $516.5 million in equity and $235 million in convertible notes, the largest initial fundraise in history for a public bitcoin treasury company.

Leading institutional and bitcoin-native investors participating in the financing transactions include Magnetar Capital, Woodline Partners LP, Anson Funds, RK Capital, Off the Chain Capital, Parafi, Blockchain.com, Arrington Capital, BSQ Capital Partners, and FalconX. Industry veterans such as Mark Yusko, Jason Williams, Eric Semler, Tony Guoga, and Matteo Franceschetti participated as well.

ProCap Financial aims to become the leading financial services firm at the intersection of bitcoin and traditional finance. ProCap Financial plans to use its bitcoin balance sheet to generate revenue and profit through a variety of strategies.

ProCap Financial will be led by Anthony Pompliano, who has invested in more than 300 private companies and is one of the leading voices on bitcoin globally.

“The legacy financial system is being disrupted by bitcoin,” said Pompliano. “ProCap Financial represents our solution to the increasing demand for bitcoin-native financial services among sophisticated investors. Our objective is to develop a platform that will not only acquire bitcoin for our balance sheet, but will also implement risk-mitigated solutions to generate revenue and profits from our bitcoin holdings.”

“From day one we sought to partner with a platform and a leader that could develop a transformative organization - and we found that in ProCap BTC and Anthony Pompliano,” said Gary Quin, CEO of CCCM. “Anthony’s track record as an innovative investor, operator, and early advocate in the bitcoin ecosystem speaks for itself. We believe his deep expertise and relentless conviction will help continue to transform an industry undergoing rapid evolution.”

Terms of the Proposed Business Combination and Financing Transactions

The proposed business combination (the “Business Combination”) between ProCap BTC, LLC (“ProCap BTC”) and Columbus Circle Capital Corp. I (“CCCM”) will result in ProCap Financial, Inc. (“ProCap Financial”) being a publicly listed company. In connection with the Business Combination, ProCap BTC sold $516.5 million of non-voting preferred units to investors in a private placement (the “Preferred Equity Raise”) and ProCap Financial secured commitments for $235 million in senior secured convertible notes (the “Convertible Notes”) from investors in a private placement (the “Convertible Debt Raise”, together with the Business Combination and the Preferred Equity Raise, the “Proposed Transactions”). At the closing of the Business Combination (the “Closing”), any funds remaining in the CCCM trust account will be delivered to ProCap Financial. The full proceeds of the CCCM Trust Account, assuming no trust redemptions at or prior to Closing, is included in the up to $1 billion expected to be used to purchase bitcoin for ProCap Financial’s balance sheet.

The Preferred Equity Raise was funded contemporaneously with the execution of the definitive agreements. ProCap BTC agreed to purchase bitcoin (the “BTC Assets”) using the aggregate amount of funds raised in the Preferred Equity Raise within fifteen days of the date of signing the definitive agreements. The BTC Assets will be held in a custodial account until the completion of the Business Combination, providing future shareholders of ProCap Financial with immediate exposure to bitcoin rather than waiting until after the Closing.

The Convertible Notes will be funded at the close of the Business Combination and have a 130% conversation rate, zero interest rate, and maturity of up to 36 months. The Convertible Notes will be 2x collateralized by cash, cash equivalents or a portion of the bitcoin purchased with the proceeds from the Proposed Transactions. U.S. Bank National Trust, N.A. will serve as collateral agent and trustee with regard to the Convertible Notes and associated indenture and guarantee arrangements.

At the Closing, former security holders of CCCM and former unit holders of ProCap BTC (“ProCap Holders”) will receive, as consideration in the Business Combination, newly-issued securities of ProCap Financial. The number of ProCap Financial shares issuable to the ProCap Holders at Closing will depend on the value of the BTC Assets measured as of a date shortly before the Closing, subject to a cap, and provided, also, that the ProCap Holders that are investors in the Preferred Equity Raise (as defined herein) will, at a minimum, receive such number of ProCap Financial shares as represents 1.25 times the number of preferred units delivered to such investors upon consummation of the Preferred Equity Raise, based on the trade weighted average price of the BTC Assets, as further described in the definitive agreements for the Proposed Transactions (the “Transaction Agreements”).

Prior to entering into the definitive agreement, the proposed Business Combination has been approved by the board of directors of CCCM and by the board of managers of ProCap BTC. The terms of the Transaction Agreements, including covenants and conditions to Closing reasonably customary for similar transactions, including that the Proposed Transactions and their terms be approved by requisite CCCM shareholders and by the sole voting unit holder of ProCap BTC, an entity owned and controlled by Pompliano.

The parties expect to consummate the Proposed Transactions prior to the end of 2025, after the submission for review by the U.S. Securities & Exchange Commission (the “SEC”) of a registration statement on Form S-4 to register applicable securities issuable by ProCap Financial upon consummation of the proposed Business Combination. The parties intend to take actions necessary for the Convertible Notes, upon issuance in connection with the Closing, to have an associated 144A CUSIP number on the issue date to facilitate potential post-Closing trading amongst QUIBS, but are not expected to otherwise be registered or tradeable.

The terms of the Proposed Transactions described in this release, including any dollar-denominated figures or implied valuations, are based on information as of the date of the signing of the Transaction Agreements and assume no redemptions from the CCCM trust account. These terms are subject to change, including as a result of fluctuations in the price of bitcoin prior to Closing. There can be no assurance that the final terms at Closing will reflect the figures referenced herein.

Advisors

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“Cohen & Company”) is acting as exclusive financial advisor to ProCap BTC.

Cohen & Company and Clear Street LLC are serving as joint co-placement agents in connection with the Preferred Equity Raise and Convertible Debt Raise.

Reed Smith LLP is acting as legal advisor for ProCap BTC, LLC and ProCap Financial, Inc. in connection with the Proposed Transactions.

Ellenoff Grossman & Schole LLP is acting as legal advisor to CCCM in connection with the Proposed Transactions. Ogier is acting as special Cayman Islands counsel to CCCM.

Morgan, Lewis & Bockius LLP is acting as legal advisor to the joint co-placement agents in connection with the Preferred Equity Raise and Convertible Debt Raise.

About ProCap BTC, LLC and ProCap Financial, Inc.

ProCap BTC, LLC is a bitcoin-native financial services firm founded by Anthony Pompliano. Pompliano has invested in more than 300 private companies and is one of the leading voices on bitcoin globally. ProCap Financial, Inc., the company resulting from the proposed Business Combination, will focus on implementing various profit-generating products and services to support the unique financial needs of large financial institutions and institutional investors.

About Columbus Circle Capital I

Columbus Circle Capital Corp. I (NASDAQ: CCCM) is a Cayman Islands–incorporated blank check company formed to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The company is led by Chairman and CEO Gary Quin, a veteran investment banker with over 25 years of experience in cross-border M&A, private equity, and capital markets; COO Dan Nash, a skilled investment banker, with a strong track record in SPAC execution and building high-growth advisory platforms; and CFO Joseph W. Pooler, Jr., who brings decades of public company financial leadership. The board of directors includes Garrett Curran, Alberto Alsina Gonzalez, Dr. Adam Back, and Matthew Murphy.

About Cohen & Company

Cohen & Company is J.V. B. Financial Group, LLC’s full-service boutique investment bank based in New York City that provides high-touch services across strategic advisory, mergers & acquisitions, and capital markets transactions. Cohen & Company merges boutique attentiveness with institutional scale. Learn more at https://www.cohencm.com/. J.V. B. Financial Group, LLC is an indirect controlled subsidiary of Cohen & Company Inc, a financial services company specializing in an expanding range of capital markets and asset management services. Cohen and Company Inc has approximately $2.3 billion of assets under management.

About Clear Street

Clear Street Investment Banking provides a full suite of strategic advisory, transactions and creative capital solutions to companies and investors across high-growth sectors including technology, healthcare, energy and beyond. Clear Street Investment Banking is part of Clear Street, the cloud-native financial services firm delivering financing, derivatives, execution and more to power client success. Learn more at https://www.clearstreet.io/investment-banking.

Additional Information and Where to Find It

ProCap Financial, Inc. (“ProCap Financial”) and Columbus Circle Capital Corp. I (“CCCM”) intend to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (as may be amended, the “Registration Statement”), which will include a preliminary proxy statement of CCCM and a prospectus (the “Proxy Statement/Prospectus”) in connection with the proposed business combination between ProCap BTC, LLC (“ProCap BTC”) and CCCM (the “Proposed Transactions”). The definitive proxy statement and other relevant documents will be mailed to shareholders of CCCM as of a record date to be established for voting on the Proposed Transactions and other matters as described in the Proxy Statement/Prospectus. ProCap Financial and/or CCCM will also file other documents regarding the Proposed Transactions with the SEC. This communication does not contain all of the information that should be considered concerning the Proposed Transactions and is not intended to form the basis of any investment decision or any other decision in respect of the Proposed Transactions. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SHAREHOLDERS OF CCCM AND OTHER INTERESTED PARTIES ARE URGED TO READ, WHEN AVAILABLE, THE PRELIMINARY PROXY STATEMENT/PROSPECTUS, AND AMENDMENTS THERETO, AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH CCCM’s SOLICITATION OF PROXIES FOR THE EXTRAORDINARY GENERAL MEETING OF ITS SHAREHOLDERS TO BE HELD TO APPROVE THE PROPOSED TRANSACTIONS AND OTHER MATTERS AS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT CCCM, PROCAP BTC, PROCAP FINANCIAL AND THE PROPOSED TRANSACTIONS. Investors and security holders will also be able to obtain copies of the Registration Statement and the Proxy Statement/Prospectus and all other documents filed or that will be filed with the SEC by CCCM and ProCap Financial, without charge, once available, on the SEC’s website at www.sec.gov or by directing a request to: Columbus Circle Capital Corp. I, 3 Columbus Circle, 24th Floor New York, NY 10019, e-mail: IR@ColumbusCircleCap.com; or upon written request to ProCap Financial, Inc., 600 Lexington Ave., Floor 2, New York, NY 10022.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE PROPOSED TRANSACTIONS DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR ANY RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS COMMUNICATION. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The offer and sale of the convertible notes to be issued by ProCap Financial and the preferred units of ProCap BTC sold in connection with the Proposed Transactions has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Participants in Solicitation

CCCM, ProCap BTC, ProCap Financial and their respective directors, executive officers, certain of their shareholders and other members of management and employees may be deemed under SEC rules to be participants in the solicitation of proxies from CCCM’s shareholders in connection with the Proposed Transactions. A list of the names of such persons, and information regarding their interests in the Proposed Transactions and their ownership of CCCM’s securities are, or will be, contained in CCCM’s filings with the SEC, including the final prospectus for CCCM’s initial public offering filed with the SEC on May 19, 2025. Additional information regarding the interests of the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of CCCM’s shareholders in connection with the Proposed Transactions, including the names and interests of ProCap BTC’s and ProCap Financial’s respective directors or managers and executive officers, will be set forth in the Registration Statement and Proxy Statement/Prospectus, which is expected to be filed by ProCap Financial and CCCM with the SEC. Investors and security holders may obtain free copies of these documents as described above.

No Offer or Solicitation

This communication and the information contained herein is for informational purposes only and is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transactions and shall not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange the securities of CCCM or ProCap Financial, or any commodity or instrument or related derivative, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act or an exemption therefrom. Investors should consult with their counsel as to the applicable requirements for a purchaser to avail itself of any exemption under the Securities Act.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the U.S. federal securities laws with respect to the Proposed Transactions involving ProCap Financial, ProCap BTC, and CCCM, including expectations, hopes, beliefs, intentions, plans, prospects, financial results or strategies regarding ProCap BTC, ProCap Financial, CCCM and the Proposed Transactions, statements regarding the anticipated benefits and timing of the completion of the Proposed Transactions, the assets held by ProCap BTC and ProCap Financial, the price and volatility of bitcoin, bitcoin’s growing prominence as a digital asset and as the foundation of a new financial system, ProCap Financial’s listing on any securities exchange, the macro and political conditions surrounding bitcoin, the planned business strategy including ProCap Financial’s ability to develop a corporate architecture capable of supporting financial products built with and on bitcoin including native lending models, capital market instruments, and future innovations that will replace legacy financial tools with bitcoin-aligned alternatives, plans and use of proceeds, objectives of management for future operations of ProCap Financial, the upside potential and opportunity for investors, ProCap Financial’s plan for value creation and strategic advantages, market size and growth opportunities, regulatory conditions, technological and market trends, future financial condition and performance and expected financial impacts of the Proposed Transactions, the satisfaction of closing conditions to the Proposed Transactions and the level of redemptions of CCCM’s public shareholders, and ProCap Financial’s expectations, intentions, strategies, assumptions or beliefs about future events, results of operations or performance or that do not solely relate to historical or current facts. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events or conditions that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including, but not limited to: the risk that the Proposed Transactions may not be completed in a timely manner or at all, which may adversely affect the price of CCCM’s securities; the risk that the Proposed Transactions may not be completed by CCCM’s business combination deadline; the failure by the parties to satisfy the conditions to the consummation of the Proposed Transactions, including the approval of CCCM’s shareholders; failure to realize the anticipated benefits of the Proposed Transactions; the level of redemptions of the CCCM’s public shareholders, which may reduce the public float of, reduce the liquidity of the trading market of, and/or maintain the quotation, listing, or trading of the Class A ordinary shares of CCCM or the shares of common stock of ProCap Financial to be listed in connection with the Proposed Transactions; the insufficiency of the third-party fairness opinion for the board of directors of CCCM in determining whether or not to pursue the Proposed Transactions; the failure of ProCap Financial to obtain or maintain the listing of its securities on any securities exchange after closing of the Proposed Transactions; risks associated with CCCM, ProCap BTC and ProCap Financial’s ability to consummate the Proposed Transactions timely or at all, including in connection with potential regulatory delays or impediments, changes in bitcoin prices or for other reasons; costs related to the Proposed Transactions and as a result of becoming a public company; changes in business, market, financial, political and regulatory conditions; risks relating to ProCap Financial’s anticipated operations and business, including the highly volatile nature of the price of bitcoin; the risk that ProCap Financial’s stock price will be highly correlated to the price of bitcoin and the price of bitcoin may decrease between the signing of the definitive documents for the Proposed Transactions and the closing of the Proposed Transactions or at any time after the closing of the Proposed Transactions; asset security and risks associated with CCCM, ProCap BTC and ProCap Financial’s ability to consummate the Proposed Transactions timely or at all, including in connection with potential regulatory delays or impediments, changes in bitcoin prices or for other reasons; risks related to increased competition in the industries in which ProCap Financial will operate; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding bitcoin; risks relating to the treatment of crypto assets for U.S. and foreign tax purposes; risks that after consummation of the Proposed Transactions, ProCap Financial experiences difficulties managing its growth and expanding operations; the risks that launching and growing ProCap Financial’s bitcoin treasury advisory and services in digital marketing and strategy could be difficult; challenges in implementing ProCap Financial’s business plan, due to operational challenges, significant competition and regulation; being considered to be a “shell company” by any stock exchange on which ProCap Financial’s common stock will be listed or by the SEC, which may impact ProCap Financial’s ability to list ProCap Financial’s common stock and restrict reliance on certain rules or forms in connection with the offering, sale or resale of securities; the outcome of any potential legal proceedings that may be instituted against ProCap Financial, ProCap BTC, CCCM or others following announcement of the Proposed Transactions, and those risk factors discussed in documents that ProCap Financial and/or CCCM filed, or that will be filed, with the SEC.

The foregoing list of risk factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the final prospectus of CCCM dated as of May 15, 2025 and filed by CCCM with the SEC on May 19, 2025, CCCM’s Quarterly Reports on Form 10-Q and CCCM’s Annual Reports on Form 10-K that will be filed by CCCM from time to time, the Registration Statement that will be filed by ProCap Financial and CCCM and the Proxy Statement/Prospectus contained therein, and other documents that have been or will be filed by CCCM and ProCap Financial from time to time with the SEC. These filings do or will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. There may be additional risks that neither CCCM nor ProCap Financial presently know or that CCCM and ProCap Financial currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and each of CCCM, ProCap BTC, and ProCap Financial assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither CCCM, ProCap BTC, nor ProCap Financial gives any assurance that any of CCCM, ProCap BTC, or ProCap Financial will achieve their respective expectations. The inclusion of any statement in this communication does not constitute an admission by CCCM, ProCap BTC or ProCap Financial or any other person that the events or circumstances described in such statement are material.

The terms of the Proposed Transactions described in this communication, including any dollar-denominated figures or implied valuations, are based on information as of the date of the signing of the definitive business combination agreement and assume no redemptions from the CCCM trust account. These terms are subject to change, including as a result of fluctuations in the price of bitcoin prior to closing of the Proposed Transactions. There can be no assurance that the final terms at Closing will reflect the figures referenced herein.

Media Contacts

Ebony Lewkovitz

ebony@edencommunications.com

Larissa Bundziak

larissa@edencommunications.com

IR@ColumbusCircleCap.com